Exhibit 10.20

DS WATERS OF AMERICA, LP

EXECUTIVE DEFERRED COMPENSATION PLAN

Effective January 1, 2005

DS WATERS OF AMERICA, INC.

DEFERRED COMPENSATION PLAN

As Amended and Restated as of January 1, 2005

A.	NAME AND PURPOSE

Effective as of January 1, 2005, DS Waters of America, LP (the “Company”) established the “DS Waters of America, LP Executive Deferred Compensation Plan” (the “Plan”) This Company subsequently changed its name to DS Waters of America, Inc., and changed the name of the Plan to the “DS Waters of America, Inc. Deferred Compensation Plan.” Effective as of January 1, 2005, the Plan is amended and restated as set forth in this document to comply with the requirements of Internal Revenue Code Section 409A and for other purposes.

B.	PARTICIPATION

1. Eligibility to Participate. An Employee shall be eligible to participate in this Plan if the Employee occupies a position with the Employer with a salary grade of 1A, IB, 2A, 2B, 3A, 3B, 4A, 4B, 5A, 5B, 6A, 6B, 7A or 7B, and the Employer designates the Employee as an Eligible Executive. The Employer’s designation of Eligible Executives shall be done through an annual notice to the Eligible Executive that he or she may participate in this Plan for the next Plan Year. Such notice also shall set forth the Declared Rate for the next Year. The Employer may revoke an Eligible Executive’s status as such only as of January 1 of any Plan Year. Such revocation shall be made before the January 1 as of which it is effective.

2. Election to Participate. An Eligible Executive may become a Participant in this Plan by electing to defer the Eligible Executive’s Base Salary and/or Annual Bonus in accordance with the terms of this Plan. An election to defer shall be irrevocable and shall be made during an election period prior to the beginning of the Plan Year with respect to which the services for which the compensation is payable are performed (or at such other time as provided in Treasury regulations).

A Participant’s deferral election as to the amount of Base Salary and/or Annual Bonus to be deferred under this Plan shall remain in effect for succeeding Plan Years until it is amended or revoked by the Participant. Any amendment or revocation must comply with the timing rules above, in that the amendment or revocation can be made only before the beginning of the Plan Year in which the amounts subject to the amended deferral election will be earned.

An individual who becomes an Eligible Executive on or after the first day of a Plan Year may participate in this Plan only as of the beginning of the following Plan Year.

Notwithstanding anything to the contrary above, any election to defer Base Pay or Annual Bonus that is Performance-based Compensation shall be made not later than six months before the end of the period in which the services to which it applies are performed.

The Administrator shall establish rules prescribing the time and manner in which elections shall be submitted. If an Eligible Executive elects to defer amounts under this Plan, the Eligible Executive shall be deemed to accept all of the terms and conditions of this Plan.

Deferrals under this Plan shall be 100% nonforfeitable.

3. Change in Eligible Executive Status. If, during any Plan Year, an Eligible Executive ceases to be employed in a position subject to one of the salary grades listed in Section B.1 above, the individual shall continue to be an Eligible Executive for the remainder of the Plan Year, but shall cease being an Eligible Executive for each succeeding Plan Year.

If an Eligible Executive is a Participant in this Plan, ceases to be an Eligible Executive for any reason, and then again becomes an Eligible Executive, the Employee shall be subject to the usual rule that deferrals must be made before the beginning of the Plan Year in which they are to be effective.

4. Relation to Other Plans. An Eligible Executive may participate in this Plan and also may participate in any other benefit plan of an Employer in effect from time to time for which he or she is eligible, unless such other plan excludes participation on the basis of eligibility for, or participation in, this Plan. No amounts may be deferred under this Plan that have been deferred under any other plan of an Employer.

C.	AMOUNT OF PARTICIPANT DEFERRAL

1. Minimum Deferral. An Eligible Executive who elects to make a deferral of Base Salary under this Plan must elect to defer at a rate that, if the Participant continues to earn the same level of Base Salary throughout the Plan Year, will result in a minimum contribution of $5,000 of Base Salary for such Plan Year. An Eligible Executive who elects to make a deferral of Annual Bonus under this Plan must elect to defer at least $5,000 of any Annual Bonus earned during such Plan Year.

2. Maximum Deferral. The maximum amount that an Eligible Executive may defer under this Plan for any Plan Year is (i) eighty percent (80%) of Base Salary for such Plan Year and (ii) one hundred percent (100%) of any Annual Bonus earned during such Plan Year. Deferrals may be further reduced by an Employer to leave sufficient remaining compensation required for taxes and other authorized deductions, including, but not limited to, those for Employer benefit programs. The Company shall reduce a Participant’s deferral only to the extent that doing so does not constitute an impermissible acceleration of a payment to a Participant or Beneficiary under Code Section 409A.

D.	AMOUNT OF EMPLOYER CREDIT

Each Eligible Executive shall receive a credit under this Plan for a Plan Year equal to (i) the Matching Contribution, if any, such Eligible Executive would have received pursuant to Section 4.2 of the Retirement Savings Plan with respect to such Plan Year and (ii) the Profit Sharing Contribution, if any, such Eligible Executive would have received pursuant to Section 4.3 of the Retirement Savings Plan with respect to such Plan Year, in each case but for such Eligible Executive’s deferrals under this Plan (or, with respect to 2005 only, the Deferred Compensation Administration Plan or Salary Deferral Plan); provided, however, that an Eligible Executive shall receive a credit under this Section D only if the Eligible Executive is employed by an Employer on the last day of the Year or terminated employment during the Plan Year (i) on account of death; (ii) on account of Permanent Disability (as defined in the Retirement Savings Plan); (iii) after attaining age 55 and completing at least ten (10) years of Service (as defined in the Retirement Savings Plan); or (iv) as a result of the permanent closing of the operating unit or plant where the Eligible Executive was employed.

Credits under this Section shall be 100% nonforfeitable.

E.	ACCOUNT AND INTEREST

Base Salary and/or Annual Bonus deferred by a Participant pursuant to Section B.2 shall be credited to the Participant’s Account as of the date such amounts would, but for the operation of this Plan, have been paid to the Participant. Amounts credited to a Participant pursuant to Section D shall be credited to the Participant’s Account as of the last day of the Plan Year.

Interest shall be credited to each Account for each Plan Year at a rate declared by the Administrator acting in his or her sole discretion (the “Declared Rate”). The balance in a Participant’s Account shall be compounded daily. In the case of installment payments as provided in Section F.2, interest shall be credited on the undistributed portion of the Account until the Account has been distributed in its entirety. Crediting of interest to an Account for a Year shall occur prior to the crediting of amounts pursuant to Section D.

F.	PAYMENT

1. Length of Deferral. A Participant shall irrevocably elect and file with the Administrator, at the same time as such Participant makes an election to defer compensation pursuant to Section B.2, the period of deferral with respect to (i) such compensation for the Plan Year to which the deferral applies, (ii) amounts credited for the Plan Year to the Participant pursuant to Section D, and (iii) interest on amounts described in (i) and (ii). The minimum period of deferral shall be five (5) years after the end of the Plan Year with respect to which the compensation is deferred; provided, however, that this minimum period of deferral shall not apply to payments made as a result of death, Retirement, other Separation from Service or Unforeseeable Emergency. The maximum period of deferral shall be the period ending on the January 31 that first follows the end of the Plan Year in which the Participant attains age 72.

2. Method of Payment. A Participant shall irrevocably elect and file with the Administrator, at the same time as such Participant makes an election to defer compensation pursuant to Section B.2, a method of payment with respect to such deferred compensation, amounts credited for the Plan Year to the Participant pursuant to Section D and interest thereon. The methods of payment available on a single lump sum or approximately equal annual installments (not in excess of 10).

3. Payment on Separation from Service. If a Participant incurs a Separation from Service for any reason other than death or Retirement, then, notwithstanding the elections made by the Participant pursuant to Sections F.I and 2, the Participant’s Account shall be paid in a single lump sum in January of the Plan Year following the Plan Year in which the Separation from Service occurs.

4. Payment on Death.

a. Death After Payments Have Begun. If a Participant dies after payments from his or her Account have begun, the undistributed portion of the Participant’s Account shall be paid to his or her Beneficiary at the same time and in the same manner as it would have been paid had the Participant survived.

b. Death Before Payments Have Begun. If a Participant dies before payments from his or her Account have begun, the Participant’s Account shall be paid to his or her Beneficiary at the time and in the manner elected by the Participant pursuant to Sections F.I and 2, or, if no election has been made, in a single lump sum as soon as practicable after the Participant’s death. Notwithstanding the foregoing, the Administrator shall distribute all benefits to a Beneficiary in a single lump sum as soon as practicable after the Participant’s death if (i) the value of the Participant’s Account at the time of the Participant’s death is less than $5,000; (ii) the payment results in the termination and. liquidation of the entirety of the Participant’s benefit under this Plan and any other plan that is treated, with this Plan, as a single nonqualified deferred compensation plan under IRS Regulation 1.409A-1(c)(2); and (iii) the aggregate of the payment from this Plan and the payment(s) from any other plan or plans described in (ii) does not exceed the limit in effect under Code Section 402(g)(1)(B) for the year in which the payment occurs.

5. Payment on Retirement. If a Participant incurs a Separation from Service as a result of the Participant’s Retirement, the Participant’s Account shall be paid at the time and in the manner elected by the Participant pursuant to Sections F.I and 2, or, if no election has been made, in a single lump sum as soon as practicable after the Participant’s Retirement.

6. Payment on Unforeseeable Emergency. Upon written request by a Participant, the Administrator may, in his or her sole discretion, direct payment to the Participant of all or of a portion of the Participant’s Account, notwithstanding elections under Sections F.I and 2, if the Administrator determines that such Participant has suffered an Unforeseeable Emergency.

Payment as a result of Unforeseeable Emergency will be made in a single lump sum and will not exceed the amount necessary to meet the Unforeseeable Emergency plus taxes reasonably anticipated as a result of the payment. Payment will not be allowed to the extent that the Unforeseeable Emergency may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause an Unforeseeable Emergency).

In the event a distribution is made under this Section F.6, the Participant’s Deferrals of Base Compensation and/or Annual Bonus shall cease, and the Participant shall not be eligible to make deferrals into the Plan for the remainder of the Plan Year in which the withdrawal is made or for the immediately subsequent Plan Year.

7. Designation of Beneficiary. A Participant may designate any person(s) or entity(ies) (who may be designated contingently or successively) as his or her Beneficiary. Such designation shall be in writing in a form prescribed by the Administrator and shall become effective only when filed with the Administrator during the Participant’s lifetime. A Participant may change his or her Beneficiary, without the consent of any Beneficiary, by filing a new written designation with the Administrator. If a Participant is married on the date of his or her death, any designation of Beneficiary that does not designate the Participant’s spouse to receive at least fifty percent (50%) of the Participant’s Account shall be effective only if consented to in writing by the Participant’s spouse and witnessed by a Notary Public. A designation of beneficiary under the Deferred Compensation Administration Plan or the Salary Deferral Plan shall be deemed a designation of Beneficiary under this Plan until a designation of Beneficiary is filed under this Plan. If a Participant fails to designate a Beneficiary, or if all Beneficiaries have predeceased the Participant, then the Participant’s

Account shall be distributed (a) to the surviving spouse of such Participant, if any, or (b) if there is no surviving spouse, to the then living children, if any, of such Participant in equal shares, or (c) if there is no surviving spouse and there are no then living children, to the executor or administrator of the estate of such Participant.

8. Changing the Length of Deferral or Method of Payment. Notwithstanding Sections F.1 and F.2 above, as of September 1, 2007, a Participant may elect a longer deferral period or a different method of payment (but not a shorter deferral period) provided that the following conditions are satisfied:

(A)	The new deferral period is at least five years longer than the previous deferral period. A change to the method of payment (i.e., from lump sum to installments, or vice-versa) must include the extension of the deferral period described in this paragraph (A), though a Participant may extend the deferral period without also changing the method of payment.

(B)	The election is made not less than twelve months prior to the end of the original deferral period or, in the case of a change from a lump sum to installment payments, at least twelve months before the first such installment payment to which it shall apply would otherwise be paid.

For purposes of an election described in this Section F.8, a Participant’s installment payments shall be treated as a right to a series of separate payments, rather than as a single payment.

An election is deemed to have been made for this purpose on the date it is received by an officer of the Company other than the Participant making the election.

G.	SOURCE OF PAYMENT

Amounts paid under this Plan shall be paid from the general funds of the Employers, and each Participant or Beneficiary shall be no more than an unsecured general creditor of his or her Employer with no right to any specific assets of the Employer (whose claim may be subordinated to those of other creditors of the Employer). Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of any Participant or Beneficiary, or create any fiduciary relationship between the Employers and any Participant or Beneficiary with respect to any assets of the Employers.

H.	ADMINISTRATION

1. In General. The Administrator’s duties and authority under this Plan shall include (i) the interpretation of the provisions of this Plan, (ii) the adoption of any rules and regulations that may become necessary or advisable in the operation of this Plan, (iii) the making of such determinations as may be permitted or required pursuant to this Plan and (iv) the taking of such other action as may be required for the proper administration of this Plan in accordance with its terms. Any decision of the Administrator with respect to any matter within the authority of the Administrator shall be final, binding and conclusive upon all parties. Benefits under this Plan shall be paid only if the Administrator decides, in his or her sole discretion, that the Participant, distributee, or other person is entitled to them.

If the Director of Compensation, Benefits and HRIS of the Company is a Participant, any discretionary action taken as Administrator that solely affects him or her as a Participant shall be specifically approved by the Committee and, in such case, the Committee shall have with respect to such matter all of the duties and authority of the Administrator set forth in this Plan.

The Administrator may delegate to any Employer, committee, person (whether or not an employee of an Employer) or entity any of his or her duties or authority under this Plan.

2. Elections and Notices. Notwithstanding anything contained herein to the contrary, any communications regarding the Plan between the Administrator or Employer and an Eligible Executive, Participant or Beneficiary, shall be made in any means prescribed by the Administrator. Where the Administrator does not prescribe an alternate means of communication, such communications must be made in writing and delivered to the Administrator via hand delivery or mail. Notwithstanding the foregoing, the Administrator may prescribe that certain types of communications shall be made exclusively by telephone or electronically. In such a case, the Administrator may not accept the written communication, or may delay the acceptance or implementation of the communication, as it deems appropriate.

The Administrator may communicate with the Eligible Executives, Participants and Beneficiaries concerning this Plan using such electronic means as it deems appropriate, provided that such use is, in the judgment of the Administrator, consistent with the Code and ERISA.

3. Claims Procedure.

a. Filing of Claim. If any Participant or Beneficiary believes he or she is entitled to benefits under this Plan in an amount greater than those which he or she is receiving or has received, the Participant or Beneficiary (or his or her duly authorized representative) may file a claim with the Administrator. Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed and the address of the claimant.

b. Review of Claim. The Administrator shall review the claim and, unless special circumstances require an extension of time, within 90 days after receipt of the claim give written or electronic notice to the claimant of his or her decision with respect to the claim. If special circumstances require an extension of time, the claimant shall be so advised in writing or by electronic means within the initial 90-day period and in no event shall such an extension exceed 90 days. The notice of the decision of the Administrator with respect to the claim shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, shall set forth the specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the appeals procedure under this Plan and the time limits applicable to such procedure (including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following the final denial of a claim).

c. Appeal of Claim Denial. The claimant (or his or her duly authorized representative) may request a review of the denial by filing with the Administrator a written request for such review within 60 days after notice of the denial has been received by the claimant. Within the same 60-day period, the claimant may submit to the Administrator written comments, documents, records and other information relating to the claim. Upon request and free of charge, the claimant also may have reasonable access to, and copies of, documents, records and other information relevant to the claim.

d. Review of Claim Denial. If a request for review is so filed, review of the denial shall be made by the Administrator and the claimant shall be given written or electronic notice of the Administrator’s final decision within 60 days after receipt of such request, unless special circumstances require an extension of time. If special circumstances require an extension of time, the claimant shall be so advised in writing or by electronic means within the initial 60-day period and in no event shall such an extension exceed 60 days. If the appeal of the claim is wholly or partially denied, the notice of the Administrator’s final decision shall include specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all relevant documents, records and information. The notice shall be written in a manner calculated to be understood by the claimant and shall notify the claimant of his or her right to bring a civil action under section 502(a) of ERISA.

4. Immunity of Administrator and Committee. The Administrator and members of the Committee may rely upon any information, report or opinion supplied to it or them by a designated agent of any Employer or any legal counsel or independent public accountant, and shall be fully protected in relying upon any such information, report or opinion. The Employers hereby jointly and severally indemnify the Administrator and members of the Committee from the effects and consequences of their acts, omissions and conduct in their official capacity, except to the extent such effects and consequences result from their own willful misconduct or illegal acts.

I.	AMENDMENT OR TERMINATION

The Company may amend or terminate this Plan at any time, provided that no such amendment or termination shall adversely affect the rights of any Participant or Beneficiary with respect to any benefit previously earned under this Plan without the consent of such Participant or Beneficiary. Notwithstanding the foregoing, the Company may amend this Plan to comply with the provisions of section 409 A of the Code or guidance issued by the Treasury thereunder, regardless of the effect of such amendment on the rights of any Participant or Beneficiary with respect to any benefit previously earned under this Plan.

If the Plan is terminated for reasons that do not satisfy the conditions for early payment under Code Section 409A, the accrual of benefits under the Plan shall be frozen as of the termination date, but such frozen amounts shall be paid out under their original payment schedules or such other dates as may be permissible under Code Section 409A.

J.	MISCELLANEOUS

1. Withholding. Notwithstanding any provision contained in this Plan to the contrary, the appropriate amounts shall be withheld from any distribution made under this Plan or from a Participant’s compensation as may be required for purposes of complying with Federal, state, local or other tax withholding requirements applicable to the benefits provided under this Plan.

If the whole or any part of any Participant’s or Beneficiary’s benefit hereunder shall become subject to any estate, inheritance, income or other tax which the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant or Beneficiary whose interests hereunder are so affected. Prior to making any payment the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary. The Company may, in its sole discretion, withhold such amounts to the extent that doing so constitutes an impermissible acceleration of a payment to a Participant or Beneficiary under Code Section 409A.

2. No Assignment. Except pursuant to will, the laws of descent or distribution or a beneficiary designation form effective on a Participant’s death, the benefits provided under this Plan may not be alienated, assigned, transferred, pledged or hypothecated by the voluntary or involuntary act of any person, by operation of law, or otherwise. Any attempt to alienate, assign, transfer, pledge or hypothecate the benefits provided under this Plan shall be null and void and without legal effect. The benefits provided under this Plan shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishments or executions.

3. Applicable Law. This Plan shall be construed, administered and governed in all respects in accordance with the laws of the State of Georgia to the extent that the latter are not preempted by ERISA or other applicable federal law.

4. Number and Headings. Wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of sections and subsections of this Plan are inserted for convenience of reference only and are not part of this Plan and are not to be considered in the construction thereof.

5. Plan Not to Affect Employment Relationship. Neither the adoption of this Plan nor its operation shall in any way affect the right and power of the Employers to dismiss or otherwise terminate the employment or change the terms of the employment or amount of compensation of any Participant at any time for any reason with or without cause.

6. Inability to Locate Participant or Beneficiary. If the Administrator is unable to make payment of a Participant’s Account to such Participant or his or her Beneficiary because the whereabouts of such person cannot be ascertained notwithstanding the mailing of notice to any last known address or addresses, then such Participant’s Account shall be forfeited. If the Participant or Beneficiary later makes a claim for a benefit under this Plan, and that claim for benefit is granted, the amount in the Participant’s Account that was forfeited shall be paid to the Participant or Beneficiary without regard to any subsequent gain.

7. Distributions to Minor and Incapacitated Individuals. If a payment is to be made to a minor or to an individual who, in the opinion of the Administrator, is unable to manage his or her affairs by reason of illness or mental incompetence, such payment may be made to or for the benefit of any such individual in such of the following ways as the legal representative of such individual shall direct: (a) directly to any such minor individual if, in the opinion of such legal representative, such individual is able to manage his or her affairs, (b) to such legal representative, (c) to a custodian under a Uniform Gifts to Minors Act for any such minor individual, or (d) to some near relative of any such individual to be used for the latter’s benefit. Neither the Administrator nor any Employer shall be required to see to the application by any third party other than the legal representative of an individual of any payment made to or for the benefit of such individual pursuant to this Section. Any payment so made shall be in complete discharge of this Plan’s obligations to such individual.

8. Successors and Assigns. This Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives and on the Employers and their successors.

9. Severability. If any provision of this Plan shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if the invalid or unenforceable provision had never been set forth herein.

10. If the whole or any part of any Participant’s or Beneficiary’s benefit hereunder shall be determined by the Internal Revenue Service to be subject to federal income tax in an earlier year than such benefit otherwise becomes distributable under the Plan because the arrangement fails to meet the requirements of Code Section 409A or the regulations thereunder, the Participant shall have the right to receive his benefit from the Plan in an amount equal to the amount upon which the income tax due is based.

K.	DEFINITIONS

For purposes of this Plan, the following terms, when capitalized, shall have the meanings indicated, unless the context otherwise requires:

“Account” shall mean the bookkeeping account maintained by an Employer for a Participant (i) to which shall be credited Base Salary and/or Annual Bonus deferred pursuant to Section B.2, amounts credited pursuant to Section D and interest credited pursuant to Section E and (ii) to which shall be debited amounts paid pursuant to Section F. An Account may consist of one or more subaccounts, including subaccounts for each Year with respect to which a Participant defers compensation under this Plan.

”Administrator” shall mean the Director of Compensation, Benefits and HRIS of the Company.

“Affiliate” shall mean an entity that is considered a single employer with the Company under Code Sections 414(b) (a controlled group of corporations) or 414(c) (entities that are under common control).

“Annual Bonus” shall mean any amount payable under the Company’s Management Incentive Plan or any other amount designated by an Employer as an annual bonus for purposes of this Plan. Refer also to the timing rules under the definition of “Base Salary” below.

“Base Salary” shall mean the total wages paid by an Employer to an Eligible Executive and properly reportable on Form W-2 as subject to income tax withholding, increased by amounts that would have been so paid and reported but for the Eligible Executive’s election to have his or her compensation reduced pursuant to this Plan (or, with respect to 2005 only, the Deferred Compensation Administration Plan or Salary Deferral Plan), a qualified cash or deferred arrangement described in section 401 (k) of the Code, a cafeteria plan described in section 125 of the Code or an arrangement providing qualified transportation fringes described in section 132(f) of the Code, and excluding severance, fringe benefits (cash and noncash), reimbursements or other expense allowances, moving expenses and welfare benefits.

Notwithstanding anything contained herein to the contrary, Base Pay paid after the last day of a Plan Year that is attributable solely to services performed during the payroll period containing the last day of such Plan Year shall be considered Base Salary or Annual Bonus for services performed in the Plan Year in which it is paid or would be paid but for the existence of the Participant’s deferral.

Compensation that is paid after the last day of a Plan Year but that is not attributable solely to services performed during the payroll period containing the last day of such Plan Year shall be attributable to the Plan Year in which it was earned, not the Plan Year in which it was paid. For example, an Annual Bonus payable on April 1, 2007, for services performed during 2006, shall be treated as if were payable during 2006 for purposes of the timing rules applicable to a deferral.

“Beneficiary” shall mean the person, persons, entity or entities entitled under Section F.7 to receive the undistributed portion of a Participant’s Account in the event of the death of the Participant.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

“Committee” shall mean the Retirement Plans Administrative Committee of the Company.

“Company” shall mean DS Waters of America, Inc., or any successor thereto.

“Declared Rate” shall have the meaning set forth in Section E.

“Deferred Compensation Administration Plan” shall mean the DS Waters of America, Inc. Deferred Compensation Administration Plan, as amended from time to time.

“Eligible Executive” shall have the meaning set forth in Section B.I.

“Employee” shall mean a full-time common law employee of the Company.

“Employer” shall mean the Company or any Affiliate of the Company that elects, with the consent of the Chief Executive Officer of the Company, to participate in this Plan. An entity automatically shall cease being an Employer as of the date it ceases to be an Affiliate of the Company, unless the Chief Executive Officer of the Company consents to such entity’s continued participation in this Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“Participant” shall mean an Eligible Executive for whom amounts are credited to an Account under this Plan.

“Performance-based Compensation” means Annual Bonus or Base Pay that constitutes performance-based compensation within the meaning of Code Section 409A(a)(4)(B)(iii) and the Regulations thereunder, and that is based on services performed over a period of at least twelve months.

“Plan” shall mean the DS Waters of America, Inc. Executive Deferred Compensation Plan, as amended from time to time.

“Plan Year” shall mean the calendar year.

“Retirement” shall mean Separation from Service after the later of a Participant’s (i) attainment of age 55 and (ii) completion of five (5) years of Service (as defined in the Retirement Savings Plan).

“Retirement. Savings Plan” shall mean the DS Waters of America, Inc. Retirement Savings Plan, as amended from time to time.

“Salary Deferral Plan” shall mean the DS Waters of America, Inc. Salary Deferral Plan, as amended from time to time.

“Separation from Service” shall mean the Participant’s termination of employment with the Employer for any reason, as such definition is modified by Code Section 409A or any Regulations thereunder that address transfers of employment to Affiliates or other issues. A “Separation from Service” also shall be deemed to have occurred when both the Employer and the Participant reasonably anticipate that the level of bona fide services the Participant will perform after a specific date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service to the Employer if the Participant has been providing services to the Employer for fewer than 36 months), to the extent that allowable under Code Section 409A.

“Unforeseeable Emergency” shall mean a severe financial hardship to a Participant resulting from (i) an illness or accident of the Participant or the Participant’s spouse or dependent (as defined in section 152(a) of the Code); (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

IN WITNESS WHEREOF, DS Waters of America, Inc. has caused this instrument to be executed by its duly authorized representative on this      day of             , 2007.

DS WATERS OF AMERICA, INC.

By:	/s/ K. Dillon Schickli
	Name:	K. Dillon Schickli
	Title:	Chief Executive Officer

AMENDMENT NO. 1

TO THE

DS WATERS OF AMERICA, LP

EXECUTIVE DEFERRED COMPENSATION PLAN

(Effective as of January 1, 2005)

Effective as of November 17th, 2005 the DS Waters of America, LP Executive Deferred Compensation Plan (the “Plan”), is hereby amended by DS WATERS OF AMERICA, LP (the “Company”) as follows:

Sections H(1) and K (Definition of “Administrator”) are amended by deleting each reference to “Vice President, Human Resources” and replacing it with “Director of Compensation, Benefits and HRIS”.

Except as specifically amended herein, the terms of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed by its duly designated officer.

DS WATERS OF AMERICA, LP

By:	DS Waters of America General Partner, LLC

	By:	/s/ K. Dillon Schickli

	Name:	K. Dillon Schickli

	Title:	Co-Chief Executive Officer

AMENDMENT NO. 2

TO THE

DS WATERS OF AMERICA, LP

EXECUTIVE DEFERRED COMPENSATION PLAN

(Effective as of January 1, 2005)

The DS Waters of America, LP Executive Deferred Compensation Plan (the “Plan”), is hereby amended by DS WATERS OF AMERICA, LP (and as of October 27, 2006, DS WATERS OF AMERICA, INC. (the “Company”), effective as of October 27, 2006.

1.

As of October 27, 2006, the name of the Plan shall be changed to “DS Waters of America, Inc. Executive Deferred Compensation Plan.” All references in the Plan to DS Waters of America, LP Executive Deferred Compensation Plan shall be amended to refer instead to the DS Waters of America, Inc. Executive Deferred Compensation Plan.

2.

Section A, “Name and Purpose” is amended by replacing the first sentence of the paragraph with the following:

“The name of this Plan shall be the “DS Waters of America, Inc. Executive Deferred Compensation Plan.”

3.

Section K (Definition of “Company”) is amended by replacing “DS Waters of America, LP” with “DS Waters of America, Inc.”

4.

Section K (Definition of “Deferred Compensation Administration Plan”) is amended by replacing “DS Waters of America, LP Deferred Compensation Administration Plan” with “DS Waters of America, Inc. Deferred Compensation Administration Plan.”

5.

Section K (Definition of “General Partner”) is amended by adding at the end: “and effective as of October 27, 2006, the Board of Directors of the Company, or its designee.”

6.

Section K (Definition of “Plan”) is amended by replacing “DS Waters of America, LP Deferred Compensation Plan” with “DS Waters of America, Inc. Deferred Compensation Plan.”

7.

Section K (Definition of “Retirement Savings Plan”) is amended by replacing “DS Waters of America, LP Retirement Savings Plan” with “DS Waters of America, Inc. Retirement Savings Plan.”

8.

Section K (Definition of “Salary Deferral Plan”) is amended by replacing “DS Waters of America, LP Salary Deferral Plan” with “DS Waters of America, Inc. Salary Deferral Plan.”

9.

Except as specifically amended herein, the terms of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to be executed by its duly designated officer.

DS WATERS OF AMERICA, INC.

By:	/s/ K. Dillon Schickli

Name:	K. Dillon Schickli

Title:	Co-Chief Executive Officer

Date of Signing: December 8th, 2006

2

AMENDMENT NUMBER THREE

to the

DS WATERS OF AMERICA, INC.

DEFERRED COMPENSATION PLAN

The DS Waters of America, Inc. Deferred Compensation Plan (the “Plan”), which was last amended and restated as of January 1, 2005, and has been previously amended, shall be further amended as follows:

1.

Section B, PARTICIPATION, shall be amended as of January 1, 2014, by adding the following new Paragraph 5 thereto:

“5. No Deferrals as of January 1, 2014. Notwithstanding anything contained herein to the contrary, no Eligible Executive may defer Base Salary, Annual Bonus or any other type of compensation out of any amount that would, but for such deferral, be earned and paid to the Eligible Executive on or after January 1, 2014.”

2.

Section D, AMOUNT OF EMPLOYER CREDIT, shall be amended as of January 1, 2014, by adding the following new paragraph at the end thereof:

“Notwithstanding the foregoing, no amounts shall be credited to any Eligible Executive under this Section D with respect to any Plan Year that begins on or after January 1, 2014. Nothing in this paragraph shall affect amounts credited with respect to the Plan Year that ended December 31, 2013, or for any previous Plan Year.”

3.

The provisions set forth above freezing Participant deferrals into and employer contributions (other than interest) to Participant Accounts under this Plan shall not constitute a termination of this Plan, give rise to a distributable event or otherwise affect Participants’ rights and benefits to amounts that have been credited to their respective Accounts under this Plan as of any date earlier than January 1, 2014. Moreover, nothing in this Amendment Three shall prevent the crediting of interest at the Declared Rate, as described in Section E, for Plan Years beginning on and after January 1, 2014.

4.

Except as specifically amended herein, the terms of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment Number Three to be executed by the undersigned authorized officer of the Company.

DS WATERS OF AMERICA, INC.

Date:	12-18-13	/s/ Thomas J. Harrington
		Name:	Thomas J. Harrington
		Title:	President and Chief Executive Officer